Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee
January 21, 2021	212-460-4111

CON EDISON DECLARES COMMON STOCK DIVIDEND AND UPDATES 2020 GUIDANCE

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) declared a quarterly dividend of 77.5 cents a share on its common stock, payable March 15, 2021 to stockholders of record as of February 17, 2021, an annualized increase of 4 cents over the previous annualized dividend of $3.06 a share.

“The 47th consecutive annual increase for stockholders, the longest period of consecutive annual dividend increases of any utility in the S&P 500 index, reflects our continued emphasis on providing a return to our investors while meeting the needs of our customers during the pandemic,” said Robert Hoglund, Con Edison’s senior vice president and chief financial officer. Primarily as a result of the financial impact of the pandemic, the company expects 2020 adjusted earnings to be at the low end of the guidance provided in November 2020 of $4.15 to $4.30 per share. The annualized dividend increase of 4 cents reflects the anticipated ongoing impact of the pandemic in 2021. The company continues to target a dividend payout ratio of between 60% and 70% of its adjusted earnings. Given the expected continuing impact of the pandemic, the company expects the payout to be above the target range for 2021.

This press release contains a financial measure, adjusted earnings per share, that is not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). This non-GAAP financial measure should not be considered as an alternative to net income per share, which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings per share excludes from net income per share certain items that Con Edison does not consider indicative of its ongoing financial performance such as the effects of the Clean Energy Businesses' hypothetical liquidation at book value accounting for tax equity investors in certain renewable electric production projects and mark-to-market accounting. Management uses this non-GAAP financial measure to facilitate the analysis of Con Edison's financial performance as compared to its internal budgets and previous financial results and to communicate to investors and others Con Edison's expectations regarding its future earnings and dividends on its common stock. Management believes that this non-GAAP financial measure is also useful and meaningful to investors to facilitate their analysis of Con Edison's financial performance.

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as "forecasts," "expects," "estimates," "anticipates," "intends," "believes," "plans," "will," “target” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and accordingly speak only as of that time.

Actual results or developments might differ materially from those included in the forward-looking statements because of various factors such as those identified in reports Con Edison has filed with the Securities and Exchange Commission, including that Con Edison's subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber-attack could adversely affect it; the failure of processes and systems and the performance of employees and contractors could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations, including increased costs related to climate change; a disruption in the wholesale energy markets or failure by an energy supplier or customer could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; it faces risks related to health epidemics and other outbreaks, including the COVID-19 pandemic; and it also faces other risks that are beyond its control. Con Edison assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $13 billion in annual revenues and $60 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries, develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric and natural gas transmission projects.

# # #